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                                                                      EXHIBIT 21

(21)  Subsidiaries of the Registrant

   The following listed companies represent the significant subsidiaries of the Company, all of which are included in the Company's consolidated financial statements:

                                           State or Other
Name Under Which                            Jurisdiction       Percentage Owned
Business is conducted                      of Incorporation       by Company
- - ---------------------                      ----------------    ----------------
Ferembal S.A.                                   France                85%(1)

Lockwood, Kessler & Bartlett, Inc.             New York              100%

Dixie Union Verpackungen GmbH                   Germany              100%

Onena Bolsas de Papel S.A.                       Spain                57%

Plastic Containers, Inc.                       Delaware               50%*

Continental Plastic Containers, Inc. (2)       Delaware              100%

Continental Caribbean Containers, Inc. (2)     Delaware              100%

Obalex A.S. (3)                               Czech Republic          64%

(1) A bond, convertible into the equity of Ferembal S.A., is currently outstanding, which, if converted, would reduce the Companys percentage ownership of Ferembal S.A. to 64%.

(2)  Subsidiary of Plastic Containers, Inc.

(3)  Subsidiary of Ferembal.

* The Company, pursuant to a proxy, has voting rights over 51% of the shares of Plastic Containers, Inc.

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